Exhibit 99-1

CONTACT:

Jane Pritchett Henderson

Chief Financial and Business Officer

617-926-1551

Panacos Reports Second Quarter 2008 Financial Results

Watertown, MA (July 30, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the second quarter of 2008 and reviewed progress in its development programs.

“We continue to make significant progress in bevirimat’s development program. We have identified the target patient population, and we are moving forward with confidence,” said Alan W. Dunton, MD, President and Chief Executive Officer of Panacos. “Using a simple and rapid genotype assay, we are able to identify the HIV patients prior to initiating treatment who should respond well and are the best candidates for bevirimat. Based on our recently announced prospective clinical study in HIV patients, we believe we have identified the ideal patient profile that will be incorporated into future clinical studies of bevirimat, including Phase 3 studies, pending regulatory concurrence. Additionally, we have created tablet formulations that we believe will allow all patients to reach the optimal plasma concentration and will be moving the formulations into the clinic. We also are actively seeking a partner for bevirimat to assist us with conducting the Phase 3 studies and to commercialize the product worldwide. Our next-generation maturation program has achieved a significant milestone as our scientists have identified several compounds that retain activity against polymorphisms in the molecular target, Gag.”

“On the corporate front, we have announced we transferred our Nasdaq listing to Nasdaq Capital Market from Nasdaq Global Market and are deferring for now any action on a reverse split, which was approved by our stockholders at our recent annual meeting. Also, we will explore partnership opportunities for our pipeline products to maximize shareholder value,” concluded Dr. Dunton.

Financial Highlights:

For the second quarter of 2008, Panacos reported a net loss of $9.7 million, or $0.18 per share, versus a net loss of $10.1 million, or $0.19 per share, for the second quarter of 2007. Revenue from research funding in the second quarter of 2008 decreased to $18,000 from $106,000 in the second quarter of 2007.

Research and development expenses in the second quarter of 2008 increased to $6.7 million from $6.2 million in the second quarter of 2007, due primarily to increased external expenditures in the Company’s research and development programs. General and administrative expenses in the second quarter of 2008 decreased to $2.6 million from $3.5 million in the second quarter of 2007.

Unrestricted cash, cash equivalents and marketable securities were $35.9 million at June 30, 2008. As of June 30, 2008, the Company had approximately 53.6 million common shares outstanding.

Recent Business Highlights:

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The Company announced it has identified factors that predict treatment response to bevirimat. Three codon positions, 369, 370 or 371 on the 500-amino acid HIV-A Gag protein, were recognized to be specific predictors of treatment response to bevirimat. Those patients whose virus has polymorphisms (variants) at these positions are less likely to respond to the drug. These findings were highlighted during multiple presentation sessions at the 17th International HIV Drug Resistance Workshop in Sitges, Spain.

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The Company announced it has completed a Phase 2b prospective study of bevirimat in treatment-experienced and treatment-naive patients, confirming the factors that predict response to bevirimat. With 14 days of bevirimat treatment, patients without the Gag changes recorded a statistically significant higher mean viral load reduction than patients with Gag polymorphisms. The frequency of Gag polymorphisms is variable, depending on the population tested. Based on a North American academic patient database and a 2007 publication from HIV clinics in France, the range of patients free of Gag polymorphisms (and hence expected to have an optimal treatment response) was approximately 60-68%.

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The Company announced it will present clinical data on bevirimat at the 48th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) to be held in Washington, D.C., from October 25 – October 28, 2008.

Conference Call Information

Panacos will hold a conference call today to discuss the second quarter results and corporate developments at 4:30 p.m. (EST). The conference call can be accessed via the web at www.panacos.com or by dialing 866.356.4281 (domestic) or 617.597.5395 (international) and entering the passcode 68347559. A replay of the conference call will be available from 6:30 p.m. on July 30, 2008 through August 29, 2008, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888, with passcode 24473243.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 12 clinical studies with bevirimat in over 500 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical trials. The Company has completed a Phase 2b dose escalation study of bevirimat (Study

203) and determined the optimal dose range. The retrospective clinical data from Study 203 resulted in the discovery of the patient response predictors to bevirimat, which now has been confirmed in multiple laboratory analyses and the prospective study.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program. The new understanding of the role of Gag polymorphisms in maturation inhibitor activity is unique to Panacos, and the Company is building a strong intellectual property position around its important discovery.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$18	$106	$53	$128
Operating expenses:
Research and development	6,663	6,182	11,715	13,884
General and administrative	2,572	3,464	5,735	6,553
Impairment and contract related charges	—	1,218	—	1,218

Total operating expenses	9,235	10,864	17,450	21,655

Loss from operations	(9,217)	(10,758)	(17,397)	(21,527)
Interest income	252	633	698	1,355
Interest expense	(777)	(9)	(1,549)	(13)
Other expense, net	—	(7)	(6)	(12)

Net loss	$(9,742)	$(10,141)	$(18,254)	$(20,197)

Basic and diluted net loss per share	$(0.18)	$(0.19)	$(0.34)	$(0.38)
Weighted average shares used in calculation of basic and diluted net loss per share	53,582	53,243	53,564	53,069

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Cash, cash equivalents & marketable securities	$35,886	$51,895
Other current assets	832	1,203
Property and equipment, net	937	1,045
Restricted cash, long-term	468	494
Other assets	967	1,073

Total assets	$39,090	$55,710

Accounts payable and accrued expenses	$6,587	$6,928
Current debt obligations	6,339	2,776
Long-term capital lease obligations	70	97
Long-term debt	12,941	16,438
Deferred rent, long-term	207	231
Other long-term liabilities	332	370
Stockholders’ equity	12,614	28,870

Total liabilities and stockholders’ equity	$39,090	$55,710